                              ARTICLES OF EXCHANGE

                           Solutions Technology, Inc.
                             (a Nevada Corporation)

              exchanging its common stock for Class A common stock
                 of, and becoming a wholly owned subsidiary of,

                         International Mercantile Corp.
                            (a Missouri Corporation)

     Solutions Technology, Inc., a corporation organized and existing under and by virtue of the State of Nevada Revised Statutes (the "NRS") does hereby certify, pursuant to Section 92A.100 et. seq. thereof, and International
Mercantile Corp. a corporation organized and existing under and by virtue of the
State of Missouri Revised Statutes (the "MRS") does hereby certify, pursuant to
Chapter 351 thereof, that:

     FIRST: The names and states of incorporation of the constituent corporations in the Exchange (as defined below) are Solutions Technology, Inc.
("STI"), a Nevada corporation and International Mercantile Corp. ("IMC" or the
"Parent Corporation," and together with STI, the "Constituent Corporations") a
Missouri corporation.

     SECOND: The Agreement and Plan of Exchange (the "Exchange Agreement") dated as of October __, 2001 by and between the Constituent Corporations providing for the exchange of the issued and outstanding common stock of STI with an equal number of newly issued Class A common stock of IMC (the "Exchange") has been adopted, approved, certified, executed and acknowledged by STI and IMC in accordance with the requirements of the NRS (specifically Section 78.320 of the
NRS) and Chapter 351 of the MRS.

     THIRD: STI, after the Exchange has been completed, will become a wholly owned subsidiary of the Parent Corporation, AInternational Mercantile Corp.

     FOURTH: Immediately prior to the Exchange the total issued and outstanding voting common stock of STI was 20,511,365 shares. By a majority vote of the shareholders (12,572,000 shares voting in favor of the Exchange) the Exchange was approved by STI. Immediately prior to the Exchange the total issued and outstanding voting common stock of IMC was: 1,285,714 shares of Class B Common
Stock and approximately 1,900,000 shares of Class A Common Stock. By a majority vote of the Board of Directors, the Exchange was approved by IMC.

     FIFTH: A copy of the Exchange  Agreement is on file at the principal  place of business of STI, 65 LaGarande Avenue, Berkeley Heights, New Jersey 07922, and
will be furnished by STI and/or the Parent Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

     SIXTH: The authorized capital stock of STI, preceding the Exchange is
100,000,000 shares of Common Stock, $.001 par value. The authorized capital stock of IMC preceding the Exchange is 31,000,000 shares of Class A Common
Stock, $.10 par value; 2,000,000 shares of Class B Common Stock, $.01 par value;
2,000,000 shares of Series 1 Preferred Stock, $1.00 par value; 2,000,000 shares of Series 2 Preferred Stock, $1.00 par value; and 5,000,000 shares of Series 3
Preferred Stock, $1.00 par value.

     IN WITNESS WHEREOF, the undersigned corporations have caused this Article of Exchange to be executed by its duly authorized officers on this 17th day of
October, 2001.

                     /s/ James M. Farinella
                     James M. Farinella / President, Solutions Technology, Inc.

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                     David Facciani / Secretary, Solutions Technology, Inc.

                     /s/ Frederic Richardson
                     President, International Mercantile Corp.

                     -------------------------------------------------
                     Secretary, International Mercantile Corp.